EXHIBIT 10.5

August 6, 2020

BY EMAIL AND OVERNIGHT MAIL

Patrick C. Hutchison

____________________

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Dear Pat:

This letter agreement (the “Amendment”) hereby amends your employment offer letter from BioSpecifics Technologies Corporation (“BSTC” or the “Company”) dated December 17, 2019 and executed by you on December 20, 2019 (the “Offer Letter”), solely as set forth below. In all other respects, the Offer Letter shall remain in full force and effect.

1.	The section titled “Base Salary” is deleted in its entirety and replaced with the following:
Base Salary:

The Company shall pay you a base salary at the annualized rate of three hundred thousand dollars ($300,000) based on full-time employment status. Your position is classified as exempt from overtime. Your salary will be paid in regular periodic payments, less applicable deductions and withholdings, in accordance with the Company’s regular payroll practices. Your base salary is subject to change at the Company’s sole discretion.

2.	The section titled “Performance Bonus” is deleted in its entirety and replaced with the following:
Performance Bonus:

In addition to your Base Salary, you may be eligible to receive a discretionary performance bonus, payable in accordance with BioSpecifics’ policy with respect to the payment of bonuses (as may be amended from time to time). The target for your Performance Bonus is twenty percent (30%) of your Base Salary. The actual Performance Bonus amount, if any, is within the Company’s sole discretion, which will be informed by an assessment of your performance, including your performance against agreed objectives, as well as business conditions at the Company.

3.	The first paragraph of the section titled “Termination Without Cause” is amended and restated as follows:
Termination Without Cause:

If the Company terminates your employment without Cause (as defined below), the Company shall pay you any earned but unpaid Base Salary through the date of termination, at the rates then in effect, less standard deductions and withholdings. In addition, if you: (i) furnish to the Company an executed waiver and general release of claims in a form to be provided to you by the Company (a “Release”), (ii) allow the Release to become effective in accordance with its terms, and (iii) otherwise comply with the Release, then you will be eligible to receive an aggregate amount equal to six (6) months of your then-current Base Salary, less standard deductions and withholdings, payable in equal installments over the six (6) month period following the date of the termination of your employment.

4.	Remaining Provisions. Except as expressly amended hereby, the Offer Letter shall remain unchanged and in full force and effect. This Amendment shall be deemed part of and is incorporated into the Offer Letter. In the event of any inconsistency or contradiction between the terms of this Amendment and the Offer Letter, the provisions of this Amendment shall prevail and control. Capitalized terms defined in the Offer Letter and used in this Amendment have the respective meanings assigned to such terms in the Offer Letter, unless otherwise defined in this Amendment.

5.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if an original.

6.	Effective Date. Provided you sign below, this Amendment shall become effective on June 8, 2020.

Accepted:	BIOSPECIFICS TECHNOLOGY CORP.

/s/ Patrick C. Hutchison	/s/ Joseph Truitt
Patrick C. Hutchison	By: Joseph Truitt
Title: Chief Executive Officer

Date: June 4, 2020	Date: June 4, 2020